Exhibit 99.1

CINCINNATI BELL INC. ANNOUNCES COMPLETION OF ACQUISITION BY MACQUARIE
INFRASTRUCTURE PARTNERS V, REDEMPTION OF 6 3/4% CUMULATIVE CONVERTIBLE
PREFERRED SHARES

Cincinnati, OH, September 7, 2021 – Cincinnati Bell Inc. (NYSE: CBB) (“Cincinnati Bell” or “the Company”), today announced the completion of its acquisition by Macquarie Infrastructure Partners V (“MIP”), in an all-cash transaction valued at approximately $2.9 billion, including debt (the “Transaction”).

Cincinnati Bell also announced that, in connection with the completion of the Transaction, it will redeem all of its issued and outstanding 6 3/4% Cumulative Convertible Preferred Shares, without par value (the “6 3/4% Preferred Shares”), and the corresponding depositary shares, each representing a one-twentieth interest in a 6 3/4% Preferred Share (the “Depositary Shares”) (NYSE: CBB.PRB).

The Transaction

The Transaction, which was originally announced on March 13, 2020, was approved by Cincinnati Bell’s shareholders on May 7, 2020. The completion of the Transaction follows the receipt of all necessary regulatory approvals and satisfaction of other customary closing conditions.

Under the terms of the merger agreement providing for the Transaction, a controlled subsidiary of MIP was merged with and into Cincinnati Bell, with Cincinnati Bell surviving the merger as a controlled subsidiary of MIP. Each of Cincinnati Bell’s issued and outstanding common shares (other than certain excluded shares) was converted into the right to receive $15.50 per share in cash, without interest.

In connection with the closing of the Transaction, effective today, trading of Cincinnati Bell’s common shares has been suspended on the New York Stock Exchange (the “NYSE”) and Cincinnati Bell has requested that its common shares be delisted from the NYSE.

Redemption of 6 3/4% Preferred Shares

On September 7, 2021, Cincinnati Bell will mail notices of redemption to holders of Depositary Shares specifying the terms, conditions and procedures for the redemption.

The Depositary Shares will be redeemed simultaneously with the redemption of the 6 3/4% Preferred Shares on September 22, 2021, at a redemption price of $50 per Depositary Share (equivalent to $1,000 per 6 3/4% Preferred Share).

As a result of the redemption, holders of Depositary Shares as of September 15, 2021 will receive a prorated quarterly cash dividend on the Depositary Shares for the third quarter of 2021 on October 1, 2021.

Payment for the Depositary Shares will be made by Computershare Trust Company, N.A., as redemption agent.  Questions regarding the redemption may be directed to the redemption agent at:

Computershare Trust Company, N.A.
Within USA, US territories & Canada:  (800) 546-5141
Outside USA, US territories & Canada:  (781) 575-2765

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell Inc. (NYSE: CBB) delivers integrated communications solutions to residential and business customers over its fiber-optic and copper networks including high-speed internet, video, voice and data. Cincinnati Bell provides service in areas of Ohio, Kentucky, Indiana and Hawaii. In addition, enterprise customers across the United States and Canada rely on CBTS and OnX, wholly owned subsidiaries, for efficient, scalable office communications systems and end-to-end IT solutions. For more information, please visit www.cincinnatibell.com. The information on the Company’s website is not incorporated by reference in this press release.

About Macquarie Infrastructure Partners V

MIP is a fund managed by Macquarie Asset Management (“MAM”). MAM provides specialist investment solutions to clients across a range of capabilities including infrastructure & renewables, real estate, agriculture, transportation finance, private credit, equities, fixed income, and multi-asset solutions.

As of March 31, 2021, the MAM business had $US427 billion of assets under management. MAM has over 1,900 staff operating across 20 markets in Australia, the Americas, Europe, and Asia.

MAM, through its affiliates, has been managing assets for institutional and retail investors since 1980 in Australia and in the United States, retail investors recognize the Delaware Funds® by Macquarie family of funds as one of the longest-standing mutual fund families, with more than 80 years in existence.

For more information, please contact:

Media – Cincinnati Bell: Josh Pichler Senior Manager, Communications and Media Tel: (513) 565-0310 Email: Josh.Pichler@cinbell.com	Investors – Cincinnati Bell: Josh Duckworth Vice President of Treasury, Corporate Finance and Investor Relations Tel: (513) 397-2292 Email: Joshua.Duckworth@cinbell.com

This press release does not constitute an advertisement or an offer to sell any security or the solicitation of any offer to buy an interest in MIP or any existing or future fund or investment vehicle managed or advised by MAM and/or its affiliates or any other security.

None of the entities referred to in this press release is an authorised deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these entities do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of that entity.